Exhibit 10.8

Housing Lease Contract

Contract number:

Lessor (hereinafter referred to as Party A): Anhui Yisuo Commercial Management Co.

Lessee (hereinafter referred to as Party B): Anhui Zhongke Net-Plastic Technology Co.

In accordance with the provisions of the Civil Code of the People's Republic of China and relevant laws and regulations, Parties A and B, on the principles of equality and voluntariness, have reached an agreement on the rental of houses, entered into this contract, and voluntarily perform this contract.

I. Basic information on housing

1. The house is located in 1-703 Commercial Building 06, Commercial Building 01, 05, Commercial Building 02-04, Ziyun Courtyard, No. 248 Yinghuai Road, Binhu District Hefei City, with a reference area of 130 m². The lease use is office. Party B shall not exceed or change the use of the lease without Party A's written consent.

II. Lease time and rent

1. The lease period is from 10 July 2023 to 9 July 2025, 24 months in total. After the expiry of the contract, if Party B wishes to renew the lease, it must submit a written application to Party A 3 months in advance. Under the same conditions, Party B has the priority right to renew the lease.

2. Housing rent ¥: 6540 yuan / month (this rent includes VAT special invoice, including property costs, the face of the ticket against 5 points)(capital: Six thousand five hundred and forty yuan).

The first rent shall be paid within signing the contract; Party B shall pay to Party A 15 days before the due date of each subsequent period of rent.

3. During the execution period of the contract, the rent shall be paid once every six months and shall be paid in advance, and the water, electricity, air-conditioning and public energy consumption fees arising from the lease and the use of the house (including the rent-free period) within the validity period of the contract shall be borne by Party B .

4. Party B confirms that they will only lease the property and waive their right of first refusal.

III. Responsibilities and obligations

1. 1. Party B acknowledges the current status of the building structure and facilities provided by Party A. If Party B needs to obtain approval from the administrative department before conducting business due to Party B's fault, Party B shall handle it on its own and Party A shall not bear any legal liability arising therefrom. Party B shall not request to terminate this lease contract on the grounds that it cannot conduct business due to failure to obtain administrative approval, otherwise it will be treated as a breach of contract by Party B.

2. Party A shall deliver and explain to Party B the house and its ancillary facilities and equipment that meet the requirements of normal use, and configure office furniture according to Party B's needs. Party B shall carefully check all items used in the house. After Party B moves in, if the house and its ancillary facilities and equipment are damaged due to the use of the house, Party B shall be responsible for repairs and compensation (except for natural aging). Party B promises to pay water and electricity fees on time. Party B specifically promises that if the water and electricity fees owed by Party B have reached the amount of the rental deposit, it will be deemed that Party B has breached the contract, and Party A has the right to terminate this contract immediately, and Party B shall bear the liability for breach of contract and all legal liabilities arising therefrom.

3. Upon termination of this contract, Party B shall cooperate with Party A to conduct an inventory of the leased premises and facilities, and complete the handover procedures. If the house and facilities are damaged due to improper use by Party B, Party B shall be responsible for repairing the original state or providing economic compensation. The Party B shall pay attention to safety when using water, electricity, etc. If any personal injury or death is caused by Party B’s improper use or human error, it is not related to the first party, and Party B shall bear the consequences.

4. Unless mutually agreed upon by both parties, this contract may be terminated within the lease term. In the event of unilateral termination, the terminating party must provide written notice to the other party one month in advance, facilitate house inventory and transfer procedures, and settle all outstanding water, electricity costs, and rent payments at once. If Party A breaches the contract, they shall refund double the deposit to Party B as liquidated damages. Should Party B breach the contract, Party A reserves the right to withhold one-month's deposit with no refund on the remaining rent. In cases of property repossession or ownership disputes, Party A shall reimburse any unused portion of paid rent (calculated daily) along with rental deposits to Party B and pay an additional month's rent as liquidated damages.

5. Party B shall not unilaterally terminate the contract without the consent of Party A, and shall not sublet, transfer, lend, sublease or change the use of the leased property in whole or in part without the consent of the Party A, or Party A shall have the right to terminate this lease immediately and deduct all the rents and deposits already delivered by Party B without any refund.

6. Party B promises to carry out business activities in the property in accordance with the law, abide by laws and regulations, and bear all legal and civil liabilities. Party B must pay various taxes and fees on time. If it fails to pay on time, any liability arising therefrom shall be borne by Party B. Party B shall not engage in any illegal activities. If Party B violates this contract, Party A has the right to terminate this contract immediately and deduct all rent and deposit paid by Party B, and all responsibilities shall be borne by Party B. Party B shall also pay Party A liquidated damages in full in accordance with the provisions of this contract. If the liquidated damages are not sufficient to compensate Party A's losses, Party B promises to compensate Party A in full.

7. If Party B (or Party B's affiliated company) uses the address of the leased house to apply for an industrial and commercial business license or other licenses, it shall move out of the address within 30 days before the expiration of the lease or the termination of this agreement and go to the industrial and commercial department to apply for change registration. If Party B moves out or applies for industrial and commercial change registration overdue without Party A's consent, it shall pay Party A liquidated damages at the rate of 3 times the daily rent for each day of delay.

8. Party B is the employer of the sales personnel under this contract. Employee wages, social planning, insurance, welfare, etc. shall be handled by Party B and have nothing to do with Party A. Disputes and responsibilities arising from labor relations shall be handled and borne by Party B.

9. During the lease period, if Party B fails to correct the situation of beating, fighting, insulting staff, seriously disturbing the order of residents, occupying parking spaces or public areas within 3 working days after Party A's notice, Party A has the right to deduct all rent and deposits and terminate this contract. If the circumstances are serious, Party A will transfer the case to the public security organs for handling if necessary.

IV. Conditions for exemption from liability

1. Neither Party A nor Party B shall be liable for damage to the house or losses caused by force majeure.

2. Neither Party A nor Party B shall be liable for losses caused by demolition or reconstruction of the leased house due to municipal construction (change of circumstances). If the contract is terminated due to the above reasons, the rent shall be calculated based on the actual number of days used, and any overpayment shall be refunded and any underpayment shall be supplemented.

V. Payment Methods and Precautions for Housing:

1. Party B shall pay the rent in full and on time as agreed in this contract. If Party B fails to pay any period of rent to Party A in full and on time as agreed in this contract, Party B shall, in addition to making up the difference in time as agreed in this contract, pay Party A a penalty equal to twice the daily rent for each day of delay. If Party B is overdue in paying the rent for more than 5 days, it shall pay the rent in full. Party A has the right to stop Party B's energy supply (including but not limited to water and electricity cuts, etc.). If Party B is overdue in paying the rent for more than 10 days, it shall be deemed as a fundamental breach of contract by Party B, and Party A has the right to terminate the lease contract immediately. The two parties specifically agree that Party A has the right to dispose of the decoration and furniture left by Party B, and Party B voluntarily gives up the ownership of all property and items in the house and bears all legal consequences caused thereby.

2. To ensure the safety of Party B's funds, please remit the funds directly to Party A's designated account (Keep the remittance receipt).

Company name: Anhui Yisuo Commercial Management Co., Ltd. Bank: Public account number:

VI. After the expiration of the contract, Party B should pay attention to the following matters when terminating the lease:

1) 5 days before the expiration of this contract, Party A's customer service center will be responsible for contacting Party B to handle the termination of the lease. Party A's company contact number: Maintenance phone number:

2) In order to handle the termination procedures as soon as possible, please pay attention to the following two matters:

a. After the expiration of this contract, Party A will report the house decoration situation to the property management company (Party A) to approve the plan to retain the decoration status and move out of the rented house. The staff of our customer service center and salesperson will come to hand over and inspect the house.

b. During the contract period, please be sure to keep the receipts of relevant fees and do not default.

3)Housing rental deposit ¥ 6000 yuan, (deposit is not invoiced, Party A provides receipts) (capitals: six thousand yuan) contract normal.

After the lease expires, Party B must unconditionally settle all expenses incurred during the lease contract (including but not limited to water and electricity charges, rent), transfer the registered address of the business license, and handle the industrial and commercial change registration with the industrial and commercial department. Party B must submit relevant documents and information as required by Party A. After Party A confirms that they are correct, the deposit paid by Party B will be returned without interest within 10 working days. If Party B violates the contract, it will be handled in accordance with the agreement between the two parties.

4) Party B must present the deposit receipt issued by Party A at the time of surrender, otherwise the deposit will not be refunded.

5) If Party B does not renew the lease at the end of the lease term, Party A has the right to reclaim the house. The movable or removable equipment and facilities purchased by Party B for business operations belong to Party B, and the non-movable or removable equipment and facilities belong to Party A. Party B should move out before the expiration of the lease term. If Party B does not move out after the expiration of the lease term, it shall be deemed that Party B has given up all the property and items in the leased house, and the above-mentioned property shall belong to Party A, who has the right to deal with it. Party B waives the above rights.

VII. Modalities for the settlement of disputes

Any dispute arising from the performance of this Contract shall be settled by both parties through negotiation. If no agreement can be reached through negotiation, a lawsuit shall be filed with the people's court of the place where the leased house is located.

VIII. Others

If there are any matters not covered in this contract, Party A and Party B may negotiate and sign a supplementary agreement. The supplementary agreement has the same legal effect as this contract. This contract is made in two copies, one for each Party A and Party B, and has the same legal effect.

Remarks: Note: 1 This rent includes property management fees.

2. The monthly rent for the house from July 10, 2024 to July 9, 2025 is 6867 yuan (including property fees and value-added tax special invoice).

3. Furniture List: One boss desk, one boss chair, one cabinet, one three person sofa, one single person sofa, one tea table, one conference table, one finance table, two sets of four human positions, and 16 bow shaped chairs.

Lessor (signature):	Lessee (signature):

Anhui Yisuo Commercial Management Co. (stamp)	Anhui Zhongke Net Plastic Technology Co. (stamp)

Document number:	Document number:

Phone:	Telephone:

Address:	Address:

Date: July 3, 2023	Date: July 3, 2023

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